Exhibit 15.3
Ernst & Young 111 Eagle Street Brisbane QLD 4000 Australia GPO Box 7878 Brisbane QLD 4001	Tel: +61 7 3011 3333 Fax: +61 7 3011 3100 ey.com/au
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-290656) pertaining to the Piedmont Lithium Inc. Stock Incentive Plan of Elevra Lithium Limited of our report dated 31 October 2025, with respect to the consolidated financial statements of Elevra Lithium Limited, included in this Annual Report (Form 20-F) for the year ended 30 June 2025.

/s/ Ernst & Young

Brisbane, Australia
31 October 2025

A member firm of Ernst & Young Global Limited
Liability limited by a scheme approved under Professional Standards Legislation